Exhibit 10.2

ESSENDANT INC.
2015 LONG-TERM INCENTIVE PLAN
20[  ] Cash Incentive Award Agreement

This Cash Incentive Award Agreement (this “Agreement”), dated as of [[DATE]] (the “Award Date”), is by and between [[FIRST NAME]] [[LAST NAME] (the “Participant”), and Essendant Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2015 Long-Term Incentive Plan (the “Plan”). In the exercise of its discretion to grant cash incentives, the Committee has determined that the Participant should receive a Cash Incentive Award, on the following terms and conditions:

1.

Grant. The Company hereby grants to the Participant a Cash Incentive Award (the “Award”). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to receive a future payment of cash.

2.	Maximum and Target. The maximum amount the Participant may be paid under this Agreement (“Maximum”) is [[Amount granted ($)]]. The “Target” for purposes of this Agreement is [[Amount($)]].

3.

Vesting and Effect of Date of Termination. The Participant’s right to receive payment under this Cash Incentive Award will vest on [[DATE]] (the “Scheduled Vesting Date”), provided that the Participant’s Date of Termination has not occurred before the Scheduled Vesting Date, and provided further that the Committee has certified in writing that the [[APPLICABLE PERFORMANCE CONDITION]] has been met

If the Participant’s Date of Termination occurs for any reason before the Scheduled Vesting Date all of the rights to receive payment under this Agreement will be forfeited, subject to the following exceptions:

(a)

If (i) the Company undergoes a Change of Control and (ii) the Participant’s Date of Termination occurs after such Change of Control as a result of the Participant’s death, Disability (as defined below), or involuntary “separation from service” (as described in Treasury Regulation Section 1.409A-1(h)) without Cause or for Good Reason, the Participant will receive a payment equal to the Applicable Vesting Percentage times Target.

(b)

If, (i) the Committee has certified in writing that [[APPLICABLE PERFORMANCE CONDITION]] has been met and (ii) the Participant’s Date of Termination occurs as a result of his death or Disability (as defined below) and a Change of Control has not occurred, the Participant will receive a payment equal to the Applicable Vesting Percentage times Target.

For purposes of this Agreement, the term “Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.  Notwithstanding the foregoing, to the extent necessary to cause the Award to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), “Disability” shall mean a “disability” as described in Treasury Regulation Section 1.409A-3(i)(4).

4.

Applicable Vesting Percentage. If (i) the Committee has certified in writing that the  [[APPLICABLE PERFORMANCE CONDITION]] has been met (which certification shall occur no later than [[DATE]]), (ii) the Participant is still actively employed on the Scheduled Vesting Date, and (iii) an event described in Section 3(a)(ii) or 3(b)(ii) (a “Vesting Event”) has not occurred prior to the Scheduled Vesting Date, then the Applicable Vesting Percentage is one hundred percent (100%).  For the avoidance of doubt, only the occurrence of the first Vesting Event will be considered a Vesting Event for purposes of this Agreement.

Otherwise, except with respect to a Vesting Event described in Section 3(a)(ii) (for which no such certification shall be required), if the Committee has certified in writing that the  [[APPLICABLE PERFORMANCE CONDITION]] has been met (which certification shall occur no later than [[DATE]]), and if a Vesting Event has occurred prior to the Scheduled Vesting Date, the Participant’s Applicable Vesting Percentage shall be determined according to the date the Vesting Event occurs as follows:  [[VESTING SCHEDULE]].

Notwithstanding anything to the contrary in this Section 4, (a) if either (I) a Vesting Event occurs prior to [[DATE]], or (II) except with respect to a Vesting Event described in Section 3(a)(ii), the Committee does not certify in writing that the [[APPLICABLE PERFORMANCE CONDITION]] has been met (which certification shall occur no later than [[DATE]]), then in either case the Applicable Vesting Percentage shall be zero percent (0%), and (b) if the Participant becomes entitled to payment hereunder pursuant to Section 3(a), the Applicable Vesting Percentage shall be determined pursuant to this Section 4 irrespective of whether the Committee’s certification has occurred.

5.

Amount and Time of Payment. If the Applicable Vesting Percentage is one hundred percent (100%), then the amount of the Participant’s payment will equal the Maximum subject to the Committee’s right to reduce the payment in accordance with the guidelines in Exhibit I attached to this Agreement. Otherwise, the amount of the Participant’s payment will equal the Applicable Vesting Percentage times Target.

If the Participant’s Date of Termination does not occur prior to the Scheduled Vesting Date, payment shall be made in the first calendar quarter following the Scheduled Vesting Date. If the Participant’s Date of Termination does occur prior to the Scheduled Vesting Date, payment shall be made on the first business day following a period of six (6) months after the Date of Termination, or if later, the first business day following the Committee’s certification in writing that the [[APPLICABLE PERFORMANCE CONDITION]] has been met (which certification shall occur no later than [[DATE]]); provided that any payment that becomes due pursuant to Section 3(a) hereof shall not be subject to delay pending such certification.

6.

No Further Obligations.  Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s right to payment are forfeited as provided herein.

7.

Payment in the Event of the Participant’s Death. If the Participant dies before the Company has paid the amount due under this Agreement, the Company will pay the amount due (if any) to the beneficiary designated by the Participant, or if no such beneficiary has been designated, to the Participant’s estate.

8.

Restrictive Covenants; Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover the Award granted or paid under this Agreement to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company. Furthermore, and in consideration of the grant of the Award under the terms of this Agreement and in recognition of the fact that Participant has received and will receive Confidential Information (as defined in paragraph 8(e)(iv)) during Participant’s Service (as defined in paragraph 8(e)(v)), Participant agrees to be bound by the restrictive covenants set forth in paragraphs 8(a),

8(b), 8(c), and 8(d), below (the “Restrictive Covenants”). In addition, but subject to the last sentence of this paragraph, Participant agrees that if Participant violates any provision of such Restrictive Covenants, then any payment received under this Agreement at any time during the [[TIME]] period immediately preceding the date on which such violation occurred shall immediately be repaid back to the Company (the “Forfeited Payment”). Subject to the last sentence of this paragraph, Participant hereby agrees that upon demand from the Company at any time after discovery of the violation of a Restrictive Covenant or imposition of a claw back, Participant shall pay to the Company an amount equal to the payment (before tax withholdings) made by Company to Participant under this Agreement. Subject to the last sentence of this paragraph and any applicable limitations of Code Section 409A, by accepting this Agreement, Participant consents to a deduction from any amounts the Company owes Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of the amounts Participant owes the Company under this Section 8. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes pursuant to this Section 8, Participant hereby agrees to pay immediately the unpaid balance to the Company. Notwithstanding the foregoing, if and to the extent that a violation of a Restrictive Covenant is curable at the time of discovery by the Company, Participant will not be deemed to have violated such Restrictive Covenant unless and until the Company gives Participant written notice of such violation and Participant fails to cure such violation within thirty (30) calendar days after receipt of such written notice.

(a)

Confidential Information. Participant acknowledges that during the course of his or her Service, he or she has received and will receive Confidential Information. Participant further acknowledges that he or she has received a copy of the Company’s Confidentiality and Nondisclosure Policy. Participant acknowledges and agrees that it is his or her responsibility to protect the integrity and confidential nature of the Confidential Information, both during and after his or her Service, and Participant shall not directly or indirectly use, disclose, disseminate, or otherwise make available any such Confidential Information, either during or after the term of his or her Service, except as necessary for the performance of his or her duties to the Company or as expressly permitted in writing by the Company.

(b)

Competitive Activities. During Participant’s Service and for [[TIME]] after the termination of Participant’s Service for any reason whatsoever (including Retirement), Participant shall not engage in any Competitive Activity (as defined in paragraph 8(e)(iii)). Participant’s obligations under this paragraph 8(b) shall apply in any geographic territory in which the Company conducts its business during the term of the Participant’s Service. In the event that any portion of this paragraph 8(b) shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c)	Non-Solicitation. During Participant’s Service and for [[TIME]] after the termination of Participant’s Service for any reason whatsoever, Participant shall not:

(i)

Solicit, induce, or attempt to solicit or induce any employee, consultant, or independent contractor of the Company (each, a “Service Provider”) to leave or otherwise terminate such Service Provider’s relationship with the Company, or in any way interfere adversely with the relationship between any such Service Provider and the Company;

(ii)

Solicit, induce, or attempt to solicit or induce any Service Provider to work for, render services to, provide advice to, or supply Confidential Information or trade secrets of the Company to any third person, firm, or entity;

(iii)	Employ or otherwise pay for services rendered by, any Service Provider in any business enterprise with which Participant may be associated, connected, or affiliated;

(iv)

Call upon, induce, or attempt to induce any current or potential customer, vendor, supplier, licensee, licensor, or other business relation of the Company for the purpose of soliciting or selling products or services in direct competition with the Company or to induce any such person to cease or refrain from doing business with the Company, or in any way interfere with the then-existing or potential business relationship between any such current or potential customer, vendor, supplier, licensee, licensor, or other business relation and the Company;

(v)

Call upon any entity that is a prospective acquisition candidate that Participant knows or has reason to know was called upon by the Company or for which the Company made an acquisition analysis for the purpose of acquiring such entity; or

(vi)

Assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any Service Provider of the Company to carry out any such activity.

(d)

Other Restricted Activities. During Participant’s Service and for [[TIME]] after the termination of Participant’s Service for any reason whatsoever, Participant shall not engage in any other activity that is inimical, contrary, or harmful to the interests of the Company including, but not limited to (i) conduct related to Participant’s Service for which either criminal or civil penalties against Participant may be sought, (ii) violation of Company policies, including, without limitation, the Company's insider trading policy, or (iii) participating in a hostile takeover attempt.

(e)	Definitions. For purposes of this Section 8, the following terms shall have the following definitions:

(i)	The term “Company” shall include any Subsidiary of the Company that may exist at a given time.

(ii)

The term “Competing Business” shall mean any business activities that are directly or indirectly competitive with the business conducted by the Company or its Subsidiaries at or prior to the date of the termination of Participant’s Service, all as described in the Company’s periodic reports filed pursuant to the Exchange Act (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information.

(iii)

The term “Competitive Activity” shall mean directly or indirectly investing in, owning, operating, financing, controlling, or providing services to a Competing Business if the nature of such services are the same as or similar in position scope and geographic scope to any position held by Participant during the last [[TIME]] of his or her employment with the Company, such that Participant’s engaging in such services on behalf of a Competing Business does or may pose competitive harm to the Company, provided that passive investments of less than a two percent (2%) ownership interest in any entity that is a Competing Business will not be considered to be a “Competitive Activity.”

(iv)

The term “Confidential Information” has the meaning set forth in the Company’s Confidentiality and Nondisclosure Policy. Confidential Information includes not only information contained in written or digitized Company documents but also all such information that Participant may commit to memory during the course of his or her Service. “Confidential Information” does not include information that is available in reasonably similar form to the general public through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(v)

Participant will be deemed to be in “Service” to the Company so long as he or she renders continuous services on a periodic basis to the Company in the capacity of an employee, director, consultant, independent contractor, or other advisor (but, in the case of Participant’s continued Service as a consultant, independent contractor, or other advisor, only as determined by the Committee or the Board, in its sole and absolute discretion, following Participant’s initial Service as an employee or director).

(f)

Equitable Relief; Enforceability. By accepting this Agreement and the Restricted Shares granted hereby, Participant agrees that the Restrictive Covenants set forth in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company. In the event a violation of any of the restrictions contained in this Section 8 is established, the Company shall be entitled to seek enforcement of the provisions of this Section 8 through proceedings at law or in equity in any court of competent jurisdiction, including preliminary and permanent injunctive relief. In the event of a violation of any provision of subsection (b), (c), or (d) of this Section 8, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith. Participant is aware that there may be defenses to the enforceability of the Restrictive Covenants set forth in this Section 8, based on time or territory considerations, and Participant knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waives any and all such defenses and agrees that he or she will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing the Restrictive Covenants.

9.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

10.

Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, the Participant's interests and rights in and under this Agreement are not assignable or transferable other than as designated by the Participant by will or by the laws of descent and distribution. Payment will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 5 hereof. Any effort to otherwise assign or transfer any Restricted Shares (before they are distributed) or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

11.

Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan and to make all interpretations and determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recovery of payments pursuant to Section 8 or otherwise. Any interpretations of the Plan or this Agreement by the Committee and any decisions made by it under the Plan or this Agreement are final and binding on the Participant and all other persons. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

12.

Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

13.

Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules, and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations, or agreements (including, without limitation, any terms of any employment offers, discussions, or agreements between the parties).

14.

Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors, and assigns.

15.

Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the Award Date.

ESSENDANT INC.	PARTICIPANT
By:

______________________________	______________________________
[[NAME]]	[[NAME]]
[[TITLE]]

EXHIBIT I

Set forth below are the goals that the Committee shall assess in determining the Participant’s payment under Section 5 of the Agreement in those circumstances where the Applicable Vesting Percentage is 100%. As specified in the Agreement, the payment to the Participant in such circumstances shall be the Maximum unless the Committee elects (in its sole discretion) to reduce the payment to an amount between the Target and the Maximum because it determines (in its sole discretion) that the Participant has not fully achieved the goals specified below during the performance period ending [[DATE]].

On an annual basis, the Company and the Participant shall provide to the Committee an assessment of the Participant’s progress toward achieving the goals specified below:  [[GOALS]].